MADSEN & ASSOCIATES CPA INC.
684 East Vine St. #3
Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated May 19, 2006, accompanying the audited financial statements of Jeannot's Furnishings of Florida, Inc., at December 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004 and the period November 25, 2005 to December 31, 2005 and hereby consent to the incorporation be reference to such report in a Registration Statement on Form SB2.

October 19, 2006

/S/ Madsen & Associates CPA's Inc
Madsen & Associates CPA's Inc